Exhibit A:

1.
Represents 97,650 shares purchased by Silver Maple (2001), Inc. (“Silver Maple”) and 97,650 shares purchased by Ficus, Inc. (“Ficus”), both of which are members of a “group” with Mr. Katzman for purposes of Section 13(d) of the Exchange Act of 1934, as amended (the “Exchange Act”). Silver Maple and Ficus are wholly-owned subsidiaries of First Capital Realty Inc. (“First Capital”), an Ontario corporation, and are indirectly controlled by Gazit-Globe, Ltd. (“Gazit-Globe”). Mr. Katzman is the President of Silver Maple and Ficus and Chairman of the Board of First Capital and Gazit-Globe.

2.	The securities reported as beneficially owned by Mr. Katzman include:

(a)	1,263,197 shares held of record by Gazit-Globe, Ltd. (“Gazit-Globe”), which is a member of a “group” with Mr. Katzman for purposes of Section 13(d) of the Exchange Act.

(b)	5,484,507 shares held of record by Ficus (including the 97,650 shares reported herein).

(c)	8,051,663 shares held of record by Silver Maple (including the 97,650 shares reported herein).

(d)	6,118,645 shares held of record by MGN (USA) Inc. (“MGN (USA)”), a wholly-owned subsidiary of Gazit-Globe and a member of a “group” with Mr. Katzman for purposes of Section 13(d) of the Exchange Act.

(e)	5,283,829 shares held of record by MGN America, Inc., a wholly-owned subsidiary of MGN (USA) and a member of a “group” with Mr. Katzman for purposes of Section 13(d) of the Exchange Act.

(f)
4,444,424 shares of record held by Gazit (1995), Inc. (“Gazit 1995”), a wholly-owned subsidiary of MGN (USA) and a member of a “group” with Mr. Katzman for purposes of Section 13(d) of the Exchange Act.

(g)	54,635 shares held of record by Mr. Katzman’s wife directly and as custodian for their daughters.

(h)	387,462 other shares held directly and indirectly by Mr. Katzman.